Exhibit (d)(xiii)

Execution Version

EAST ASSET MANAGEMENT, LLC

[***]

March 31, 2022

Callodine MidCo, Inc.

c/o Callodine Group, LLC

Two International Place

Suite 1830

Boston, MA 02110

Ladies and Gentlemen:

This letter agreement sets forth the commitment of East Asset Management, LLC (“Investor”) to contribute, or cause the contribution of, that certain amount of equity financing to Callodine MidCo, Inc., a Delaware corporation (“Parent”), on the terms and subject to the conditions set forth herein. It is contemplated that, pursuant to that certain Agreement and Plan of Merger (as amended, restated, supplemented and/or otherwise modified from time to time, the “Merger Agreement”), dated as of March 31, 2022, by and among Parent, a Delaware corporation, Callodine Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Corp Merger Sub”), Callodine Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Corp Merger Sub (“LLC Merger Sub,” and together with Corp Merger Sub, the “Merger Subs”), Manning & Napier, Inc., a Delaware corporation (the “Company”), and Callodine Merger Sub, LLC, a Delaware limited liability company and a direct subsidiary of the Company (“Group LLC”), (a) Corp Merger Sub shall be merged with and into the Company with the Company surviving such merger, and (b) LLC Merger Sub shall be merged with and into Group LLC with Group LLC surviving such merger, in each case on the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

1.    Equity Commitment. Investor hereby commits, subject to the terms and conditions set forth herein, that, at or prior to the Closing, Investor shall contribute, or cause the contribution of, cash to Parent in an aggregate amount of up to $148,997,560 (the “Equity Commitment”), which amount shall solely be used by Parent for the purpose of allowing Parent to fund, to the extent necessary, the amounts payable by Parent at the Closing pursuant to, and in accordance with, the Merger Agreement, on the terms and subject to the conditions of the Merger Agreement, and related fees and expenses. Investor and/or its permitted successors and assignees will not have any obligation under any circumstances to contribute to, purchase equity or debt securities of, or otherwise provide funds to, Parent in any amount in excess of the Equity Commitment. Investor may effect the contribution of cash to Parent directly or indirectly through one or more affiliated entities, and any such amounts received by Parent shall be deemed to fulfill Investor’s obligation to fund the Equity Commitment; provided, that no such action shall modify Investor’s obligation with respect to the Equity Commitment or otherwise affect the obligations of

Investor under this letter agreement. For the avoidance of doubt, the Equity Commitment is payable only at the Closing upon satisfaction of the conditions set forth in Section 2 hereof and only for the uses described above, and the Equity Commitment shall not be payable at any other time, under any other circumstance or for any other purpose.

2.    Conditions. The obligation of Investor to fund or cause the funding of the Equity Commitment shall be subject to (a) the satisfaction in full, or waiver by Parent, of each of the conditions to Parent’s obligations to consummate the transactions as set forth in Sections 6.1 and 6.3 of the Merger Agreement (other than those conditions that (i) by their terms are to be satisfied at Closing, which terms would be capable of being satisfied at the Closing or (ii) are not satisfied solely as a result of a breach by Parent) and (b) the substantially concurrent consummation of the Closing; provided, that if the Company seeks specific performance to effect the Closing in accordance with Section 8.10 of the Merger Agreement and Parent is ordered by a court of competent jurisdiction (in a final, non-appealable adjudication) to specifically perform its obligations to effect the Closing, such conditions shall be deemed satisfied.

3.    Enforceability.

(a)    Except as expressly set forth in this Section 3 and in Section 4 and Section 5 hereof, no provision of this letter agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person, other than the parties hereto and their respective successors and permitted assigns; provided, that the Company shall be an express third party beneficiary hereof and shall have the enforcement and consent rights provided in this Agreement, including those consent rights in Section 4 and Section 5 and for the purpose of specifically enforcing Parent’s right to cause the Equity Commitment to be funded hereunder. Notwithstanding anything to the contrary in this letter agreement, if the Company is entitled to specific performance in accordance with Section 8.10 of the Merger Agreement to cause the Equity Commitment to be funded, the Company may enforce Parent’s obligation herein to cause the Equity Commitment to be funded without the direction of Investor. Investor agrees not to oppose the granting of any injunction, specific performance or other equitable relief on the basis that the Parent or the Company has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

(b)    Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith or otherwise, Parent, by its acceptance of the benefits hereof, covenants, agrees and acknowledges for itself and its Subsidiaries (and any Person claiming on its or their behalf) from time to time (including without limitation after the Closing, the Company and its Subsidiaries) that, notwithstanding Investor may be a limited liability company, no Person (other than Investor and its permitted assigns) shall have any obligation hereunder or in connection with the transactions contemplated hereby, and that no recourse hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith, shall be had against, and no personal liability with respect thereto shall attach to any Guarantor Affiliate (as defined in the Limited Guarantee (as defined below)), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of the Company against any Guarantor Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise; provided, that the foregoing shall not limit in any respect any Retained Claims.

4.    No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified, and no provision herein may be waived, without the prior written consent of the Company, Parent and Investor. Parent hereby acknowledges and agrees that it shall not agree to amend or otherwise modify the Merger Agreement in a manner which is adverse to Investor without the prior written consent of Investor. Together with the Merger Agreement and the Limited Guarantee, this letter agreement constitutes the sole agreement with respect to the subject matter hereof, and supersedes all prior agreements, understandings and statements, written or oral, between Investor or any of its affiliates, on the one hand, and Parent or any of its affiliates, on the other, with respect to the transactions contemplated hereby. Except as expressly permitted in Section 1 and Section 5 hereof, no transfer of any rights or obligations hereunder, including by operation of law or otherwise, shall be permitted without the prior written consent of the Company, Parent and Investor. Any transfer in violation of the preceding sentence shall be null and void.

5.    Assignment. This letter agreement and the rights and obligations herein may not be assigned or delegated by any party hereto, in whole or in part, without the prior written consent of the other party and of the Company, and the granting of such consent in any given instance shall be solely in the discretion of such other party and of the Company and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment or delegation.

6.    Governing Law; Submission to Jurisdiction.

(a)    THIS LETTER AGREEMENT AND ANY DISPUTES ARISING UNDER OR RELATING TO THIS LETTER AGREEMENT (WHETHER IN TORT, CONTRACT OR OTHERWISE) SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b)    Subject to Section 7, each of the parties (i) irrevocably submits exclusively to the jurisdiction of the Chancery Courts of the State of Delaware (the “Chancery Court”) or, if the Chancery Court declines jurisdiction, any other Delaware state court, and the federal courts of the United States of America, in each case, located in New Castle County in the State of Delaware (collectively, “Chosen Courts”) in the event any dispute (whether in tort, contract or otherwise) arises out of this letter agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Action by or before any Governmental Entity relating to this letter agreement or any of the transactions contemplated hereby in any court other than the Chosen Courts, and (iv) waives any objection that it may now or hereafter have to the venue of any such Action in the Chosen Courts or that such Action was brought in an inconvenient court, and agrees not to plead or claim the same. The parties agree that any process or notice of motion or other application to any Chosen Court may be served by certified mail, return receipt requested, or by personal service or in such other manner as may be permissible under the rules of the relevant court, provided that a reasonable time for appearance is allowed.

7.    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER IN TORT, CONTRACT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.

8.    Counterparts. This letter agreement may be executed and delivered in any number of counterparts (including by electronic mail with attachment in pdf format), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.    No Third Party Beneficiaries. Except as expressly set forth in Section 3, Section 4 and Section 5 hereof (including the Company’s third-party beneficiary rights in such Sections), the parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto and its successors and permitted assigns in accordance with and subject to the terms of this letter agreement, and that this letter agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder or any rights to enforce the Equity Commitment or any provision of this letter agreement.

10.    Confidentiality. The existence and content of this letter agreement shall be treated as confidential and is being provided to Parent and the Company solely in connection with the transactions contemplated by the Merger Agreement. Except in connection with the enforcement of rights hereunder, this letter agreement may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement), except with the written consent of Investor and Parent; provided, however, that Investor, Parent and the Company may disclose the existence of this letter agreement to the extent required by applicable Law as well as to each party’s respective officers, directors, employees, advisors, representatives, agents and financing sources; provided, further, that Investor, Parent and the Company may disclose the existence of this letter agreement to the extent necessary in connection with the enforcement of the rights of the parties hereto.

11.    Termination. This letter agreement (other than this Section 11 and Sections 6, 7 and 10 of this letter agreement) and the obligation of Investor to fund its Equity Commitment, will terminate automatically and immediately, without any further action by any party hereto, upon the earliest to occur of (a) the consummation of the Closing in accordance with the terms of the Merger Agreement, (b) the valid termination of the Merger Agreement in accordance with its terms (unless the Company shall have previously commenced an Action pursuant to this letter agreement, in which case this letter agreement shall only terminate under this clause (b) upon the final, non-appealable resolution of such Action and satisfaction by Investor of any obligation finally determined or agreed to be owed by Investor, consistent with the terms hereof), (c) the Company (or any Person claiming through or for the benefit of the Company) receiving payment of the full amount of the Parent Termination Fee plus any of the other Obligations due from Investor under the Limited Guarantee and (d) without limiting any of the Company’s rights against Parent under the Merger Agreement or any other Retained Claims, the commencement by the Company or any of its controlled affiliates of a lawsuit or other Action asserting any claim (whether in tort, contract or otherwise) under, or in respect of, the Merger Agreement, the Limited Guarantee, this letter agreement or the transactions contemplated hereby or thereby against Investor or any Guarantor Affiliate, other than any claim by the Company (i) under this letter agreement (including a claim seeking the right to cause Parent to specifically enforce Investor’s obligation to fund the Equity Commitment in accordance with the terms of this letter agreement), (ii) seeking to enforce any right or remedy available to it against Parent or the Merger Subs under the Merger Agreement in accordance with the terms and conditions thereof, (iii) seeking to enforce the Company’s right to receive the Parent Termination Fee from Parent when required to be paid pursuant to the Merger Agreement, (iv) seeking to enforce the Company’s rights or remedies against Investor under the Limited Guarantee or (iv) seeking to enforce its rights against Callodine Group, LLC under the Confidentiality Agreement (clauses (i) through (iv), collectively, the “Retained Claims”). Upon the valid termination of this letter agreement, Investor shall not have any obligations or liabilities hereunder.

12.    Limited Guarantee. Concurrently with the execution and delivery of this letter agreement, Investor is executing and delivering to the Company a limited guarantee dated as of the date hereof (the “Limited Guarantee”) related to Parent’s payment obligations under Section 7.3(d) of the Merger Agreement.

13.    Representations and Warranties. Investor hereby represents and warrants to Parent that:

(a)    it has all necessary power and authority to execute, deliver and perform this letter agreement, and the execution, delivery and performance of this letter agreement have been duly and validly authorized by all necessary action and do not contravene, conflict with or result in any violation of any provision of Investor’s organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction applicable to or binding on Investor or its assets;

(b)    all consents, approvals, authorizations and permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this letter agreement by Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this letter agreement;

(c)    this letter agreement constitutes a legal, valid and binding obligation of Investor enforceable against Investor in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity; and

(d)     it has (and will have through and until and at the Closing), taking into account all of its outstanding commitments and obligations, the financial capacity and sufficient funds to pay and perform (or cause to be paid or performed) its obligations under this letter agreement, and all funds necessary for Investor to fulfill its obligation to fund its Equity Commitment under this letter agreement shall be available to Investor for so long as this letter agreement shall remain in effect in accordance with Section 11 hereof.

[Signature page follows]

Very truly yours,

EAST ASSET MANAGEMENT, LLC

By:	/s/ Adam Gusky
Name: Adam Gusky
Title: Chief Investment Officer

[Signature Page to Equity Commitment Letter]

Agreed to and accepted as of the date first written above:

CALLODINE MIDCO, INC.

By:	/s/ James Morrow
Name: James Morrow
Title: Chief Executive Officer

[Signature Page to Equity Commitment Letter]